AMERICAN FUNDS TARGET DATE RETIREMENT SERIES, INC.

MULTIPLE CLASS PLAN

WHEREAS, American Funds Target Date Retirement Series, Inc. (the "Series"), a Maryland corporation, is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company that consists of a series of nine funds (each a "Fund" and collectively the "Funds") and may offer additional series of funds in the future;

 WHEREAS, each Fund offers shares of beneficial interest;

WHEREAS, American Funds Distributors, Inc. (the "Distributor") serves as the principal underwriter for the Series;

WHEREAS, the Series has adopted Plans of Distribution (each a "12b-1 Plan") under which each Fund may bear expenses of distribution of its shares, including payments to and/or reimbursement of certain expenses incurred by the Distributor in connection with its distribution of each Fund’s shares;

WHEREAS, the Series has entered into an Administrative Services Agreement with Capital Research and Management Company under which each Fund may bear certain transfer agent and administrative expenses for certain classes of shares;

WHEREAS, each Fund is authorized to issue the following classes of shares of beneficial interest: Class A shares, Class R-1 shares, Class R-2 shares, Class R-3 shares, Class R-4 shares and Class R-5 shares (collectively the "Class R shares");

WHEREAS, Rule 18f-3 under the 1940 Act permits open-end management investment companies to issue multiple classes of voting stock representing interests in the same portfolio if, among other things, an investment company adopts a written Multiple Class Plan (the "Plan") setting forth the separate arrangement and expense allocation of each class and any related conversion features or exchange privileges; and

WHEREAS, the Board of Directors of the Series has determined, that it is in the best interest of each class of shares of each Fund individually, and the Series as a whole, to adopt this Plan

NOW THEREFORE, the Series adopts the Plan as follows:

1. Each class of shares will represent interests in the same portfolio of investments of each Fund, and be identical in all respects to each other class, except as set forth below. The differences among the various classes of shares of the Funds will relate to: (i) distribution, service and other charges and expenses as provided for in paragraph 3 of this Plan; (ii) the exclusive right of each class of shares to vote on matters submitted to shareholders that relate solely to that class or the separate voting right of each class on matters for which the interests of one class differ from the interests of another class; and (iii) such differences relating to (a) eligible investors, (b) the designation of each class of shares, (c) conversion features, and (d) exchange privileges each as may be set forth in the Series' prospectus and statement of additional information ("SAI"), as the same may be amended or supplemented from time to time.

2. (a) Certain expenses may be attributable to a Fund, but not a particular class of shares thereof. All such expenses will be borne by each class on the basis of the relative aggregate net assets of the classes. Notwithstanding the foregoing, the Distributor, the investment adviser or other provider of services to the Series may waive or reimburse the expenses of a specific class or classes to the extent permitted by Rule 18f-3 under the 1940 Act and any other applicable law.

(b) A class of shares may be permitted to bear expenses that are directly attributable to that class, including: (i) any distribution service fees associated with any rule 12b-1 Plan for a particular class and any other costs relating to implementing or amending such rule 12b-1 Plan; (ii) any administrative service fees attributable to such class; and (iii) any transfer agency, sub-transfer agency and shareholder servicing fees attributable to such class.

(c) Any additional incremental expenses not specifically identified above that are subsequently identified and determined to be applied properly to one class of shares of a Fund shall be so applied upon approval by votes of the majority of both (i) the Board of Directors of the Series; and (ii) those Directors of the Series who are not "interested persons" of the Series (as defined in the 1940 Act) ("Independent Directors").

3. Consistent with the general provisions of section 2(b), above, each class of shares of each Fund shall differ in the amount of, and the manner in which costs are borne by shareholders as follows:

(a) Class A shares

(i) Class A shares shall be sold at net asset value plus a front-end sales charge, at net asset value without a front-end sales charge but subject to a contingent deferred sales charge ("CDSC"), and at net asset value without any sales charge, as set forth in the Series’ prospectus and SAI.

(ii) Class A shares shall be subject to an annual distribution expense under the Series’ Class A Plan of Distribution of up to 0.30% of average net assets, as set forth in the Series’
prospectus, SAI, and Plan of Distribution. This expense consists of a service fee of up to 0.25% plus certain other distribution costs.

(iii) The Class A shares shall be subject to an Administrative Services fee of 0.05% of average net assets for all Class A shares, as set forth in the Series’ prospectus, SAI, and Administrative Services Agreement. In calculating transfer agent fees allocable to the Class A shares, the fees generated from maintaining these accounts (determined using the fee schedule contained in the Shareholder Services Agreement between the Series and its transfer agent) shall be allocated to the Class A shares based on their aggregate net assets relative to those of the Class A shares. The fee thus determined shall be paid by CRMC from the Administrative Services Fee.

(b)	The Class R shares consisting of Class R-1 shares, Class R-2 shares, Class R-3 shares, Class R-4 shares, and Class R-5 shares

(i) The Class R shares shall be sold at net asset value without a front-end or back-end sales charge.

(ii) Class R-1 shares shall be subject to an annual 12b-1 expense under the Series’ Class R-1 Plan of Distribution of 1.00% of average net assets, as set forth in the Series’ prospectus, SAI, and Class R-1 Plan of Distribution. This expense shall consist of a distribution fee of 0.75% and a service fee of 0.25% of such net assets.

(iii) Class R-2 shares shall be subject to an annual 12b-1 expense under the Series’ Class R-2 Plan of Distribution of up to 1.00% of average net assets, as set forth in the Series’ prospectus, SAI, and Class R-2 Plan of Distribution. This expense shall consist of a distribution fee of 0.75% and a service fee of 0.25% of such net assets.

(iv) Class R-3 shares shall be subject to an annual 12b-1 expense under the Series’ Class R-3 Plan of Distribution of up to 0.75% of average net assets, as set forth in the Series’ prospectus, SAI, and Class R-3 Plan of Distribution. This expense shall consist of a distribution fee of 0.50% and a service fee of 0.25% of such net assets.

(v) Class R-4 shares shall be subject to an annual 12b-1 expense under the Series’ Class R-4 Plan of Distribution of up to 0.50% of average net assets, as set forth in the Series’ prospectus, SAI, and Class R-4 Plan of Distribution. This expense shall consist of a distribution fee of 0.25% and a service fee of 0.25% of such net assets.

(vi) Class R-5 shares shall not be subject to an annual 12b-1 expense.

(vii) The Class R shares shall be subject to an Administrative Services fee of 0.05% of average net assets for all Class R shares, as set forth in the Series’ prospectus, SAI, and Administrative Services Agreement. In calculating transfer agent fees allocable to the Class R shares, the fees generated from maintaining these accounts (determined using the fee schedule contained in the Shareholder Services Agreement between the Series and its transfer agent) shall be allocated to the Class R shares based on their aggregate net assets relative to those of the Class R shares. The fee thus determined shall be paid by CRMC from the Administrative Services Fee.

(viii) The Class R-2 and Class R-3 shares may be subject to additional sub-transfer agent fees paid to third parties providing services to Fund shareholders in those share classes. These fees will be charged directly to the share class incurring the expense.

All other rights and privileges of Fund shareholders are identical regardless of which class of shares are held.

4. This Plan shall not take effect until it has been approved by votes of the majority of both (i) the Board of Directors of the Series and (ii) the Independent Directors.

5. This Plan shall become effective with respect to any class of shares of any Fund in the Series (or any class of shares of any Fund added to the Series in the future), other than Class A, Class R-1, Class R-2, Class R-3, Class R-4, Class R-5 shares, upon the commencement of the initial public offering thereof (provided that the Plan has previously been approved with respect to such additional class by votes of the majority of both (i) the Board of Directors of the Series; and (ii) the Independent Directors prior to the offering of such additional class of shares, and shall continue in effect with respect to such additional class or classes until terminated in accordance with paragraph 7. An addendum setting forth such specific and different terms of such additional class or classes shall be attached to and made part of this Plan.

6. No material amendment to the Plan shall be effective unless it is approved by the votes of the majority of both (i) the Board of Directors of the Series and (ii) the Independent Directors.

7. This Plan may be terminated at any time with respect to the Series as a whole or any class of shares individually, by the votes of the majority of both (i) the Board of Directors of the Series and (ii) the Independent Directors. This Plan may remain in effect with respect to a particular class or classes of shares of the Series even if it has been terminated in accordance with this paragraph with respect to any other class of shares.

IN WITNESS WHEREOF, the Series has caused this Plan to be executed by its officers thereunto duly authorized, as of February 1, 2007.

AMERICAN FUNDS TARGET DATE
RETIREMENT SERIES, INC.

By /s/ Michael J. Downer
President

By /s/ Steven I. Koszalka
Steven I. Koszalka
Secretary